UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                 Six Flags, Inc.
                                (Name of Issuer)

                    Common Stock, $0.025 par value per share
                         (Title of Class of Securities)

                                    83001P109

                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages

CUSIP No. 83001P109                   13G/A                  Page 2 of 17 Pages

--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge International LLC
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.64%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 3 of 17 Pages

--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge Master L.P.
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a)

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.64%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 4 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.64%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 5 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge Capital L.P.
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.64%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 6 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge GP, Ltd.
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.64%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 7 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge GP, LLC
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 6,445,979 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.64%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 8 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge Convertible Arbitrage Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 866,142 shares of Common Stock) (See Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 866,142 shares of Common Stock) (See Item 4(a))
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 866,142 shares of Common Stock) (See Item 4(a))
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.91%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 9 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Highbridge Capital Management, LLC
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             7.43%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO - Limited Liability Company
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 10 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Glenn Dubin
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             7.43%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 11 of 17 Pages


--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Henry Swieca
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

                245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4.50% Convertible Senior Notes due 2015 (convertible into approximately 7,312,121 shares of Common Stock) (See Item 4(a))

             245,192 shares of Common Stock
--------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             7.43%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
--------------------------------------------------------------------------------

CUSIP No. 83001P109                   13G/A                  Page 12 of 17 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on January 11, 2006 (the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of Six Flags, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship

           Highbridge International LLC
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Master L.P.
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:    Cayman Islands, British West Indies

           Highbridge Capital Corporation
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           Highbridge GP, Ltd.
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:   Cayman Islands, British West Indies

           Highbridge GP, LLC
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           Highbridge Convertible Arbitrage Master Fund, L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship: Cayman Islands, British West Indies

CUSIP No. 83001P109                   13G/A                  Page 13 of 17 Pages

           Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           Glenn Dubin
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           Henry Swieca
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States


Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                      As of the date of this filing, (i) each of Highbridge International, LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd. Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of 245,192 shares of Common Stock and 6,445,979 shares of Common Stock issuable upon conversion of 4.50% Convertible Senior Notes due 2015 owned by Highbridge International LLC, and (ii) each of Highbridge Convertible Arbitrage Master Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of 866,142 shares of Common Stock issuable upon conversion of 4.50% Convertible Senior Notes due 2015 owned by Highbridge Convertible Arbitrage Master Fund, L.P.

                      Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P and Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P., as applicable.

CUSIP No. 83001P109                   13G/A                  Page 14 of 17 Pages

            (b) Percent of class:

                       The Company's quarterly report on Form 10-Q filed on November 9, 2006, indicates there were 94,384,728 shares of Common Stock outstanding as of November 1, 2006. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon the conversion of the 4.50% Convertible Senior Notes due 2015 (i) each of Highbridge International, LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd. Highbridge GP, LLC may be deemed to beneficially own 6.64% of the outstanding shares of Common Stock of the Company,
(ii) Highbridge Convertible Arbitrage Master Fund, L.P. may be deemed to beneficially own 0.91% of the outstanding shares of Common Stock of the Company and (iii) Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 7.43% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.


            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote

                      0

                (ii)  Shared power to vote or to direct the vote

                      See Item 4(a) above.

                (iii) Sole power to dispose or to direct the disposition of

                      0

                (iv)  Shared power to dispose or to direct the disposition of

                      See Item 4(a) above.

Item 8.  Identification and Classification of Members of the Group

         See Exhibit I.


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 14, 2007, by and among Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Convertible Arbitrage Master Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 83001P109                   13G/A                  Page 15 of 17 Pages

SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2007


HIGHBRIDGE INTERNATIONAL LLC                HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC      By: Highbridge GP, LLC
    its Trading Manager                         its General Partner


By: /s/ Carolyn Rubin                       By: /s/ Clive Harris
    -----------------                           ----------------
Name:  Carolyn Rubin                        Name:  Clive Harris
Title: Managing Director                    Title: Director


HIGHBRIDGE CAPITAL CORPORATION              HIGHBRIDGE GP, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager                     By: /s/ Clive Harris
                                                ----------------
                                            Name:  Clive Harris
                                            Title: Director
By: /s/ Carolyn Rubin
    -----------------
Name:  Carolyn Rubin
Title: Managing Director

HIGHBRIDGE MASTER L.P.                      HIGHBRIDGE CONVERTIBLE ARBITRAGE
                                            MASTER FUND, L.P.

By: Highbridge GP, Ltd.                     By: Highbridge Capital Management,
    its General Partner                     LLC, its Trading Manager

By: /s/ Clive Harris                        By: /s/ Carolyn Rubin
    ----------------                            -----------------
Name:  Clive Harris                         Name:  Carolyn Rubin
Title: Director                             Title: Managing Director


HIGHBRIDGE GP, LLC                          HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris                        By: /s/ Carolyn Rubin
    ----------------                            -----------------
Name:  Clive Harris                         Name:  Carolyn Rubin
Title: Director                             Title: Managing Director




/s/ Henry Swieca                            /s/ Glenn Dubin
----------------                            ---------------
HENRY SWIECA                                GLENN DUBIN

CUSIP No. 83001P109                   13G/A                  Page 16 of 17 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.025 par value, of Six Flags, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 14, 2007

HIGHBRIDGE INTERNATIONAL LLC                HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC      By: Highbridge GP, LLC
    its Trading Manager                         its General Partner


By: /s/ Carolyn Rubin                       By: /s/ Clive Harris
    -----------------                           ----------------
Name:  Carolyn Rubin                        Name:  Clive Harris
Title: Managing Director                    Title: Director


HIGHBRIDGE CAPITAL CORPORATION              HIGHBRIDGE GP, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager                     By: /s/ Clive Harris
                                                ----------------
                                            Name:  Clive Harris
                                            Title: Director
By: /s/ Carolyn Rubin
    -----------------
Name:  Carolyn Rubin
Title: Managing Director

HIGHBRIDGE MASTER L.P.                      HIGHBRIDGE CONVERTIBLE ARBITRAGE
                                            MASTER FUND, L.P.

By: Highbridge GP, Ltd.                     By: Highbridge Capital Management,
    its General Partner                     LLC, its Trading Manager

By: /s/ Clive Harris                        By: /s/ Carolyn Rubin
    ----------------                            -----------------
Name:  Clive Harris                         Name:  Carolyn Rubin
Title: Director                             Title: Managing Director


HIGHBRIDGE GP, LLC                          HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris                        By: /s/ Carolyn Rubin
    ----------------                            -----------------
Name:  Clive Harris                         Name:  Carolyn Rubin
Title: Director                             Title: Managing Director

CUSIP No. 83001P109                   13G/A                  Page 17 of 17 Pages


/s/ Henry Swieca                            /s/ Glenn Dubin
----------------                            ---------------
HENRY SWIECA                                GLENN DUBIN